UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2025

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd.

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code: 646-240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2025, Safe & Green Holdings Corp. (the “Company”) consummated the previously announced private placement (the “Private Placement”) pursuant to a securities purchase agreement (the “Purchase Agreement”) with institutional investors (the “Purchasers”) for the purchase and sale of approximately $8 million of shares of the Company’s common stock (the “Common Stock”) and investor warrants at a price of $0.392 per Common Unit. The entire transaction was priced at the market under Nasdaq rules. The offering consisted of the sale of Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or one (1) Pre-Funded Warrant, (ii) one (1) Series A PIPE Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.784 (the “Series A Warrant”) and (iii) one (1) Series B PIPE Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.98 (the “Series B Warrant” and together with the Series A Warrant, the “Warrants”).

The initial exercise price of each Series A Warrant is $0.784 per share of Common Stock. The Series A Warrants are exercisable following stockholder approval and expire five (5) years thereafter. The number of securities issuable under the Series A Warrant is subject to adjustment as described in more detail in the Series A Warrant. The initial exercise price of each Series B Warrant is $0.98 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Warrants are exercisable following stockholder approval and expire two and one-half (2.5) years thereafter. The number of securities issuable under the Series B Warrant is subject to adjustment as described in the Series B Warrant.

Each Pre-Funded Warrant is exercisable for one share of Common Stock for $0.0001 immediately upon issuance until all of the Pre-Funded Warrants are exercised in full. The number of Pre-Funded Warrant Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations. The shares of Common Stock, shares underlying the Series A Warrants and shares underlying the Series B Warrants are collectively referred to as the “Securities”.

In connection with the Private Placement, the Company entered into a registration rights agreement with the Purchasers on April 14, 2025 (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement covering the resale of the Securities by April 30, 2025.

Pursuant to the terms of the letter of engagement with D. Boral Capital LLC (the “Placement Agent”), the Company paid the Placement Agent a placement agent commission equal to 6.0% of the aggregate gross proceeds from the offering, and an additional 1.0% for non-accountable expenses. In addition, the Company agreed to reimburse the placement agent for certain of out-of-pocket expenses, including for reasonable legal fees and disbursements for its counsel. Additionally, pursuant to the Company’s letter of engagement with Aegis Capital Corp. (“Aegis”), the Company has agreed to pay Aegis a commission equal to 5.0% of the aggregate gross proceeds from the offering.

The Purchase Agreement contains customary representations and warranties, indemnification rights, agreements and obligations, conditions to closing and termination provisions. The offering closed on April 14, 2025. The net proceeds to the Company from the Offering were approximately $6.6 million, after deducting placement agent fees and the payment of other offering expenses associated with the offering that were payable by the Company.

The foregoing summary of the terms and conditions of each of the Series A Warrant, Series B Warrant, Pre-Funded Warrant, Securities Purchase Agreement and Registration Rights Agreement is subject to, and qualified in its entirety by reference to the full text of such agreement, copies of which are filed as Exhibits 4.1, 4.2, 4.3, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On April 14, 2025, the Company issued a press release (the “April 14 Press Release”) announcing the pricing of the Private Placement.

A copy of the April 14 Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
4.1	Form of Series A Warrant
4.2	Form of Series B Warrant
4.3	Form of Pre-Funded Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Pricing Press Release, dated April 14, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE & GREEN HOLDINGS CORP.

Dated: April 16, 2025	By:	/s/ Michael McLaren
		Name:	Michael McLaren
		Title:	Chief Executive Officer

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